FOR IMMEDIATE RELEASE:

Contacts: Regina Milano (Media)	914-701-8417
Dan Loh (Investors)	914-701-8210

Atlas Air Worldwide Holdings, Inc.
Renews Contract with U.S. Air Force

Continues Cargo Flights for Air Mobility Command in Fiscal Year 2007

Purchase, N.Y., September 21, 2006 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, has been awarded a contract from the U.S. Air Force in support of the Civil Reserve Air Fleet (CRAF) program for government fiscal year (GFY) 2007.

Under the CRAF program, AAWW’s Atlas Air and Polar Air Cargo airlines will provide a combination of fixed and expansion air cargo flying to the U.S. Air Force’s Air Mobility Command (AMC) during GFY2007, which begins October 1, 2006 and ends September 30, 2007. AAWW’s initial fixed-buy award under the contract is $48 million. Although the amount of additional expansion flying has not been explicitly identified yet by the AMC, the Company expects it to exceed the fixed award significantly, as it has in past years.

“We are extremely pleased with the award of this contract, which includes an increase in our allocated share of military business,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“Military flying is a very important component of our business. We are committed to the CRAF program, and we have committed to the U.S. Air Force that our participation will remain quantifiable, reliable, safe and available, and will consistently exceed the military’s requirements for quality and performance.”

AMC contracts under the CRAF program are awarded to participating airlines, either individually or as teams. The FedEx Corp. team, of which AAWW is a member, has been awarded an estimated maximum of $1.02 billion for both fixed and expansion cargo and passenger flying in GFY2007, which represents an 18% increase in the team’s estimated maximum award compared with GFY2006. In addition, the FedEx team’s allocated share of all AMC wide-body-cargo U.S. military business in GFY2007 will rise to approximately 38% from approximately 36% last year.

AMC business under the CRAF program is awarded through indefinite-delivery, indefinite-quantity International Airlift Services contracts that permit, but do not obligate, the AMC to issue delivery orders totaling up to the estimated maximum amount of the awards to participating airlines. Fixed-

buy contracts represent AMC requirements known far enough in advance of actual activity to allow their inclusion in the AMC’s solicitation. Expansion business awards, which can comprise a significant amount of the actual total contract value, consist of airlift requirements that are unknown at this time.

Fixed and expansion AMC flying activity accounted for approximately $277 million in revenue for AAWW during the nine-month period from October 1, 2005 to June 30, 2006, the first nine months AMC’s 2006 fiscal year.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on April 14, 2006. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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